Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Michael J. Rohleder	James A. Merrill
President	Chief Financial Officer
(405) 254-5838	(405) 254-5805

GMXR Announces Closing of Midstream Transaction with Kinder Morgan

Oklahoma City, Oklahoma, Monday, November 2, 2009 GMXR., NASDAQ OMX Group: ‘GMXR’ (please visit www.gmxresources.com to view the latest corporate presentation) and Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced that the two companies have closed their previously announced transaction in which GMXR and its wholly owned subsidiary, Endeavor Pipeline Inc., have transferred mid-stream gas gathering, compression, and related equipment to a newly formed Endeavor Gathering LLC, and an affiliate of Kinder Morgan has purchased a 40% membership interest in Endeavor Gathering LLC from GMXR for $36 million.

Endeavor Gathering LLC owns the mid-stream gas gathering, compression, and related equipment previously held by Endeavor Pipeline Inc. It has agreed to provide firm capacity gathering services to GMXR in its Cotton Valley Sands and Haynesville/Bossier Shale horizontal developments in East Texas, and it is also expected to provide funding of future gathering infrastructure needs to support GMXR’s production growth. Endeavor Pipeline Inc. will continue to operate the gas gathering system on a day-to-day basis. The salt water disposal assets and other poly pipelines of Endeavor Pipeline Inc. were not transferred to Endeavor Gathering LLC and will continue to be separately owned and operated by Endeavor Pipeline Inc.

The GMXR team leading Endeavor Gathering will be Keith Leffel (President of Endeavor Pipeline Inc) and Harry Stahel (Vice President of Finance of GMXR).

Endeavor Gathering gathers gas from approximately 130 wells via its 100 miles of steel pipelines and 25,000 horsepower of owned compression.

“The Kinder Morgan transaction provides liquidity for GMXR to bring an additional rig into the Haynesville/Bossier horizontal drilling program and allows GMXR to increase production, proved developed reserves, cash flow and EBITDA. Additionally, by having Kinder Morgan as our partner in our mid-stream business we have a partner with mid-stream growth expertise and access to additional capital to support future infrastructure build-out. Kinder Morgan is a highly regarded leader in its sector; its interest in our midstream assets speaks volumes about the quality and growth prospects of our Haynesville/Bossier assets and our operational excellence in the E&P sector” GMXR Chief Executive Officer Ken Kenworthy, Jr. said in a statement.

“We are delighted to close this transaction and partner with GMXR in its expansion within the prolific Haynesville/Bossier Shale play,” said Tom Martin, president of Kinder Morgan’s Texas Intrastate Group. “I’m confident that this venture will lead to additional growth opportunities for both companies.”

GMXR is a ‘Pure Play’, E & P Company with one of the most focused Haynesville / Bossier Horizontal Shale Operations in East Texas. The Company has 465 Bcfe in proved reserves (YE2008), 94% of which are natural gas. The Company’s proved reserves are 81% operated and consist of 762 gross / 519 net H/B Hz 80 acre un-drilled locations; 10 gross / 10 net H/B producers, and 324 gross / 186.9 net Cotton Valley Sand (“CVS”) producers; 2,657 gross / 1,974 net CVS 20 acre un-drilled locations; and 45 gross / 37.5 net Travis Peak / Hosston Sands & Pettit producers. These multiple resource layers provide high probability and the potential for repeatable, organic growth.

Kinder Morgan Energy Partners, L.P. (NYSE:KMP) is a leading pipeline transportation and energy storage company in North America. KMP owns an interest in or operates more than 28,000 miles of pipelines and 170 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke. KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America. One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $25 billion. The general partner of KMP is owned by Kinder Morgan, Inc., a private company, www.kindermorgan.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.